Exhibit 99.1

        Lori R. Boyd Joins Columbia Bancorp Board of Directors

    THE DALLES, Ore.--(BUSINESS WIRE)--Dec. 2, 2004--Columbia Bancorp (Nasdaq:CBBO), parent company of Columbia River Bank, today announced its Board of Directors has appointed Lori R. Boyd as a Director, effective immediately. Ms. Boyd, a Certified Public Accountant, will serve as the financial expert for the audit committee. She brings more than 25 years of experience in accounting, banking and business management to the Board.
    As the partner in charge of her firm's consulting division, Boyd combines her accounting expertise with more than 20 years experience in technology management in a wide variety of industries. "This combination of proficiency in both finance and technology is a tremendous asset, and one that will be invaluable to our growth in the coming years," said Roger L. Christensen, President and CEO. "We believe technology is an increasingly important competitive factor in the financial services industry, particularly in the areas of elevating service quality, fostering growth and improving efficiencies."
    Boyd was a cofounder in Boyd & Boyd LLP in 1990 in Bend, Oregon. Prior to launching her own firm, Boyd was a senior accounting manager with a publicly traded bank, where she was responsible for all financial reporting, budgeting, and analysis. She started her professional career with Peat Marwick (now KPMG LLP) after earning a Bachelor of Science degree in Accounting and Computer Science from Oregon State University, Corvallis. A resident of Bend, Oregon, she serves on the Board of the Bend LaPine School Foundation. She has also served on the Board of the Red Cross of America, the Bend Chamber of Commerce, and the Network of Entrepreneurial Women.
    Columbia Bancorp was ranked the nation's 12th best performing bank over the past three years by U.S. Banker magazine, based on its three-year return on equity and was named one of Oregon's one hundred "Best Companies to Work For" in 2004 by Oregon Business Magazine. With assets of $667 million, Columbia Bancorp generated a compounded annual growth rate of 16.7% for net income for the three-year period ending June 2004.

    ABOUT COLUMBIA BANCORP

    Columbia Bancorp (www.columbiabancorp.com) is the financial holding company for Columbia River Bank, which operates 20 branches located in The Dalles (2), Hood River, Bend (4), Madras, Redmond (2), Pendleton, Hermiston, McMinnville (3), Canby and Newberg, Oregon, and in Goldendale, White Salmon and Kennewick, Washington. Columbia River Bank also provides mortgage-lending services through Columbia River Bank Mortgage Team and brokerage services through CRB Financial Services Team.

    NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Forward-looking statements with respect to the financial condition, results of operations and the business of Columbia, as well as the plans and present intentions of management and the board of directors, are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such statements. Readers should not construe these statements as assurances of performance or as guarantees of a particular course of action, and some factors that could cause us to deviate from our plans or to vary from our expectations are described in our public announcements and filings with the Securities and Exchange Commission ("SEC"). Forward-looking statements can sometimes be identified by the use of forward-looking terminology, such as "may", "will", "should", "expect", "anticipate", "estimate", "continue", "plans", "intends", or other similar terminology. Columbia does not intend to publicly release any revisions to forward-looking statements to reflect events or circumstances after the date of this press release, other than in its periodic filings with the SEC, or to reflect the occurrence of unanticipated events.

    CONTACT: Columbia Bancorp
             Roger L. Christensen, 541-298-6633
             rchristensen@columbiabancorp.com
             Greg B. Spear, 541-298-6612
             gspear@columbiabancorp.com